                As filed with the Securities and Exchange Commission on April 6, 2012
Registration Statement No. 333-162897
Registration Statement No. 333-162898
Registration Statement No. 333-138524
Registration Statement No. 333-112527
Registration Statement No. 333-89971
Registration Statement No. 333-42635
Registration Statement No. 333-08994
Registration Statement No. 333-79443
Registration Statement No. 33-61558
Registration Statement No. 33-69598
Registration Statement No. 33-69596
Registration Statement No. 33-37261

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-162897
Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-162898
Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-138524
Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-112527
Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-89971
Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-42635
Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-08994
Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-79443
Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-61558
Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-69598
Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-69596
Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-37261

SOUTHERN UNION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	75-0571592
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5051 Westheimer Road Houston, Texas	77056-5622
(Address of Principal Executive Offices)	(Zip Code)

Southern Union Savings Plan
Southern Union Company Third Amended and Restated 2003 Stock and Incentive Plan
Southern Union Company Second Amended and Restated 2003 Stock and Incentive Plan
Southern Union Company 2003 Stock and Incentive Plan
Southern Union Company 1992 Long-Term Stock Incentive Plan
Southern Union Company Employee Stock Bonus Program
Southern Union Company Supplemental Deferred Compensation Plan
Southern Union Directors’ Deferred Compensation Plan

 (Full title of the plans)

Robert M. Kerrigan, III
Vice President, Assistant General Counsel and Secretary
Southern Union Company
 5051 Westheimer Road
Houston, Texas 77056
 (Name and address of agent for service)
(713) 989-2000
(Telephone number, including area code, of agent for service)

Copy to:

Seth M. Warner
Locke Lord LLP
701 8th Street, N.W., Suite 700
Washington, D.C. 20001
(202) 220-6900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer 

Non-accelerated filer	 (Do not check if a smaller reporting company)	Smaller reporting company	

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Southern Union Company (the “Registrant”):

File No. 333-162897, pertaining to the registration of 4,000,000 shares of common stock, par value $1.00 per share, of the Registrant (the “Common Stock”), issuable under the Southern Union Savings Plan.

File No. 333-162898, pertaining to the registration of 2,000,000 shares of Common Stock, issuable under the Southern Union Company Third Amended and Restated 2003 Stock and Incentive Plan.

File No. 333-138524, pertaining to the registration of 2,000,000 shares of Common Stock, issuable under the Southern Union Company Second Amended and Restated 2003 Stock and Incentive Plan.

File No. 333-112527, pertaining to the registration of 7,000,000 shares of Common Stock, issuable under the Southern Union Company 2003 Stock and Incentive Plan.

File No. 333-89971, pertaining to the registration of 3,000,000 shares of Common Stock, issuable under the Southern Union Company 1992 Long-Term Stock Incentive Plan.

File No. 333-42635, pertaining to the registration of 200,000 shares of Common Stock, issuable under the Southern Union Company Employee Stock Bonus Program.

File No. 333-08994, pertaining to the registration of 900,000 shares of Common Stock, issuable under the Southern Union 1992 Long-Term Stock Incentive Plan.

File No. 333-79443, pertaining to the registration of 500,000 shares of Common Stock, issuable under the Southern Union Company Supplemental Deferred Compensation Plan.

File No. 33-61558, pertaining to the registration of  520,000 shares of Common Stock, issuable under the Southern Union 1992 Long-Term Stock Incentive Plan.

File No. 33-69598, pertaining to the registration of 20,000 shares of Common Stock, issuable under the Southern Union Company Supplemental Deferred Compensation Plan.

File No. 33-69596, pertaining to the registration of 40,000 shares of Common Stock, issuable under the Southern Union Directors’ Deferred Compensation Plan.

File No. 33-37261, pertaining to the registration of 600,000 shares of Common Stock, issuable under the Southern Union Savings Plan.

On March 26, 2012, pursuant to the Second Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, as amended by Amendment No. 1 thereto dated as of September 14, 2011, by and among the Registrant, Energy Transfer Equity, L.P. (“ETE”), and Sigma Acquisition Corporation, a wholly-owned subsidiary of ETE (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation as an indirect, wholly-owned subsidiary of ETE (the “Merger”).

As a result of the Merger, any offering pursuant to the Registration Statements has been terminated.  In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 6th day of April, 2012.  No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

                         SOUTHERN UNION COMPANY

                         By: /s/ Robert M. Kerrigan, III
                         Name:  Robert M. Kerrigan, III
                         Title:    Vice President, Assistant General
                                    Counsel and Secretary